SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549
                           FORM 8-K
                        CURRENT REPORT
                Pursuant to Section 13 or 15(d)
            of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  February 24, 1997
                 Commission file number 0-6237
                  THE ZIEGLER COMPANIES, INC.
    (Exact name of registrant as specified in its charter)
           Wisconsin                             39-1148883
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)             Identification No.)
       215 North Main Street, West Bend, Wisconsin 53095
 (Address of principal executive offices)          (Zip Code)
Registrant's telephone number, including area code:  (414) 334-5521
Item 5.Other Events.
     The Ziegler Companies, Inc., a financial services holding company headquartered in West Bend, Wisconsin, has signed a nonbinding letter of intent to acquire Milwaukee-based Glaisner, Schilffarth, Grande & Schnoll, Ltd., a financial services holding company, and its broker-dealer and investment advisor subsidiary, GS2 Securities, Inc. (collectively, "GS2"). The proposed transaction, which is expected to close on or about April 1, 1997, is subject to the negotiation of a definitive purchase agreement and certain other conditions to closing.
     The proposed transaction is valued at approximately $2.75 million, which would be paid in stock of The Ziegler Companies, Inc., at closing. Additional consideration of up to $1 million could be paid, partly in Ziegler stock and partly in cash, based on the financial performance of GS2 in calendar years 1997 through 1999. One of the principals of GS2 will also receive at closing certain options to purchase Ziegler stock.
     The Ziegler Companies, Inc. believes that the acquisition of GS2 will expand Ziegler's capabilities into areas of the securities industry in which it has limited presence. GS2's business units include institutional equity trading and research, selection and monitoring of investment advisors for high net worth individuals and institutions, consulting and investment banking for mid-market firms, and broker-dealer operations.
Upon completion of the proposed sale, the new company would have 113 registered representatives, of which 33 would be institutional equity and fixed income brokers and traders. Following the closing of the proposed transaction, Richard J. Glaisner will continue as president and chief executive officer of GS2, and Peter D. Ziegler will remain as president and chief executive officer of The Ziegler Companies, Inc.
                          SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                THE ZIEGLER COMPANIES, INC.
                                By:  /s/ Peter D. Ziegler
                                     Peter D. Ziegler, President
                                     and Chief Executive Officer
Dated:  February 24, 1997